September 4, 2009

Reporters May Contact:

Kelly Polonus, Great Southern Bank, (417) 224.3082
kpolonus@greatsouthernbank.com

Great Southern Bank Acquires All Deposits of Iowa-based Vantus Bank
Company to expand service to new customers in Iowa and Nebraska

Springfield, Mo. – Great Southern Bank, a subsidiary of Great Southern Bancorp, Inc. (NASDAQ:GSBC), announced that it has entered into a purchase and assumption agreement with loss share with the Federal Deposit Insurance Corporation (FDIC) to assume all of the deposits and certain assets of Vantus Bank, a full-service bank headquartered in Sioux City, Iowa. All Vantus Bank offices with regular Saturday operating hours will open on Saturday, Sept. 5, 2009, as branches of Great Southern Bank. Vantus Bank depositors will automatically become depositors of Great Southern Bank, and deposits will continue to be insured by the FDIC.  With this acquisition, Great Southern will now operate 71 retail banking centers in four states.

Depositors of Vantus Bank can continue to access their money by writing checks or using ATM or debit cards. Checks drawn on Vantus Bank will continue to be processed. Loan customers should continue to make their payments as usual. Customers of both banks should continue to bank as they normally do at their existing branches until Great Southern can fully integrate the deposit records of Vantus Bank.  Great Southern has no plans to changes interest rates or terms on retail CDs; however, customers may withdraw funds without penalty prior to maturity.

“We welcome Vantus Bank customers to Great Southern. Customers can be confident that their deposits are safe and readily accessible. It’s business as usual,” said Great Southern President and CEO Joseph W. Turner. “Like Vantus Bank, Great Southern has served customers’ financial needs for 86 years with a deep commitment to building winning relationships.  We look forward to the opportunity to continue to serve Vantus Bank customers with the excellent service they have come to expect.”

Turner added, “In March 2009, Great Southern acquired TeamBank, N.A. in a similar FDIC-assisted transaction and has already successfully completed the systems integration of both companies. Our associates are now excited to work diligently with Vantus Bank associates to ensure a smooth transition for our new customers.”

Vantus Bank operated 15 locations with eight banking centers in northwest Iowa, a banking center in South Sioux City, Nebraska, and six offices in central Iowa, including four in the Des Moines market area. Great Southern will be assuming approximately $368 million of the deposits of Vantus Bank at a premium of 0.50%. Additionally, Great Southern is purchasing approximately $332 million in loans and $6 million of other real estate owned (ORE) at a discount of $75 million. The loans and ORE purchased are covered by a loss share agreement between the FDIC and Great Southern which affords Great Southern significant protection.

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Under this agreement, the FDIC has agreed to cover 80% of the losses on the loans and ORE up to approximately $102 million, and 95% of losses that exceed that amount. In addition, Great Southern will also be purchasing cash and certain marketable securities of Vantus Bank. The Company anticipates recording this transaction under FAS 141(R) in the quarter ending September 30, 2009. The financial statement effects of this transaction will be disclosed at a later date upon completion of further review and analysis.

Turner continued, “We were attracted to this acquisition because of the strong customer relationships Vantus Bank has formed through the years in these very attractive markets. This acquisition further strengthens our Company with the addition of a significant number of customer deposit accounts and expansion opportunities in Iowa.  Before and after this acquisition, Great Southern’s capital ratios were well in excess of regulatory requirements to be considered “well capitalized.”

Customers who have questions about the transaction can call the FDIC Call Center toll-free at 1.800.405-1439. The phone number is operational this evening until 9:00 p.m. Central Daylight Time (CDT); on Saturday from 9:00 a.m. to 6:00 p.m. (CDT); on Sunday from noon to 6:00 p.m. (CDT) and, thereafter, from 8:00 a.m. to 8:00 p.m. (CDT). Information is also available from the FDIC’s website at http://www.fdic.gov/bank/individual/failed/vantus.html. In addition, they can visit their former Vantus Bank branch should they have questions about their banking relationship.

Headquartered in Springfield, Mo., Great Southern offers banking, investment, insurance and travel services.  Including this acquisition, Great Southern now operates 71 retail banking centers and hundreds of ATMs in Missouri, Iowa, Kansas and Nebraska. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis. With $3.3 billion in assets as of June 30, 2009, Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select stock exchange.

www.greatsouthernbank.com

Forward-Looking Statements

When used in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.